Exhibit 10.1

LOAN AND SECURITY AGREEMENT

by and among

LIGHTING SCIENCE GROUP CORPORATION

as Borrower

BIOLOGICAL ILLUMINATION, LLC

and

LSGC, LLC

as Guarantors

THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Agent

WELLS FARGO CAPITAL FINANCE, LLC

as Sole Lead Arranger, Manager and Bookrunner

Dated: November 22, 2010

(i)

SECTION 7.	COLLATERAL REPORTING AND COVENANTS		56

	7.1	Collateral Reporting	56
	7.2	Accounts Covenants	57
	7.3	Inventory Covenants	58
	7.4	Equipment and Real Property Covenants	59
	7.5	Power of Attorney	59
	7.6	Right to Cure	60
	7.7	Access to Premises	60

SECTION 8.	REPRESENTATIONS AND WARRANTIES		61

	8.1	Corporate/Limited Liability Company Existence, Power and Authority	61
	8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	61
	8.3	Financial Statements; No Material Adverse Change	62
	8.4	Priority of Liens; Title to Properties	62
	8.5	Tax Returns	62
	8.6	Litigation	63
	8.7	Compliance with Other Agreements and Applicable Laws	63
	8.8	Environmental Compliance	63
	8.9	Employee Benefits	64
	8.10	Bank Accounts	65
	8.11	Intellectual Property	65
	8.12	Subsidiaries; Affiliates; Capitalization; Solvency	65
	8.13	Labor Disputes	66
	8.14	Restrictions on Subsidiaries	66
	8.15	Material Contracts	66
	8.16	Payable Practices	67
	8.17	OFAC	67
	8.18	Accuracy and Completeness of Information	67
	8.19	Survival of Warranties; Cumulative	67
	8.20	Common Enterprise	67
	8.21	The Customer 2 Factoring Agent Discount Documents	68

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS		68

	9.1	Maintenance of Existence	68
	9.2	New Collateral Locations	69
	9.3	Compliance with Laws, Regulations, Etc.	69
	9.4	Payment of Taxes and Claims	70
	9.5	Insurance	70
	9.6	Financial Statements and Other Information	71
	9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	73
	9.8	Encumbrances	75
	9.9	Indebtedness	77
	9.10	Loans, Investments, Etc.	78

(ii)

	9.11	Dividends and Redemptions	80
	9.12	Transactions with Affiliates	81
	9.13	Compliance with ERISA	82
	9.14	End of Fiscal Years; Fiscal Quarters	82
	9.15	Change in Business	82
	9.16	Limitation of Restrictions Affecting Subsidiaries	82
	9.17	Financial Covenants	83
	9.18	License Agreements	84
	9.19	Foreign Assets Control Regulations, Etc.	85
	9.20	Costs and Expenses	86
	9.21	Further Assurances	86

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES		87

	10.1	Events of Default	87
	10.2	Remedies	89

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW		92

	11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	92
	11.2	Waiver of Notices	93
	11.3	Amendments and Waivers	94
	11.4	Waiver of Counterclaims	96
	11.5	Indemnification	96

SECTION 12.	THE AGENT		97

	12.1	Appointment, Powers and Immunities	97
	12.2	Reliance by Agent	97
	12.3	Events of Default	97
	12.4	Wells Fargo in its Individual Capacity	98
	12.5	Indemnification	98
	12.6	Non-Reliance on Agent and Other Lenders	98
	12.7	Failure to Act	99
	12.8	Additional Loans	99
	12.9	Concerning the Collateral and the Related Financing Agreements	99
	12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	100
	12.11	Collateral Matters	100
	12.12	Agency for Perfection	102
	12.13	Successor Agent	102
	12.14	Other Agent Designations	103

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS		103

	13.1	Term	103
	13.2	Interpretative Provisions	105

(iii)

13.3	Notices	106
13.4	Partial Invalidity	107
13.5	Confidentiality	107
13.6	Successors	109
13.7	Assignments; Participations	109
13.8	Entire Agreement	111
13.9	USA Patriot Act	111
13.10	Counterparts, Etc.	111

(iv)

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Borrowing Base Certificate

Exhibit 9.5	Lender’s Loss Payable Endorsement

Schedule 9.17(a)	Minimum EBITDA

(v)

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement dated November 22, 2010 (this “Agreement” as hereinafter further defined) is entered into by and among LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (“Lighting Science”, and together with any other Person that at any time after the date hereof becomes a Borrower, each individually a “Borrower” and collectively, “Borrowers” as hereinafter further defined), BIOLOGICAL ILLUMINATION, LLC, a Delaware limited liability company (“Biological”), LSGC, LLC, a Delaware limited liability company (“LSGC”, and together with Biological and any other Person that at any time after the date hereof becomes a Guarantor, each individually a “Guarantor” and collectively, “Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Issuing Bank, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as agent for Issuing Bank and Lenders (in such capacity, “Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, Borrowers have requested that Agent, Issuing Bank and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and

WHEREAS, Issuing Bank and each Lender are willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card. For the avoidance of doubt, this definition of Accounts shall include any Customer 2 Accounts.

1.2 “Accrual Credit” shall have the meaning ascribed to such term in the SPEARA as in effect on the date hereof.

1.3 “Administrative Borrower” shall mean Lighting Science Group Corporation, a Delaware corporation, in its capacity as administrative borrower on behalf of itself and the other Borrowers pursuant to Section 6.8 hereof and its successors and assigns in such capacity.

1.4 “Affected Testing Period” shall have the meaning set forth in Section 9.17(c).

1.5 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.6 “Agent” shall mean Wells Fargo Bank, National Association, in its capacity as agent on behalf of Lenders pursuant to the terms hereof, and any replacement or successor agent hereunder.

1.7 “Agent Payment Account” shall mean account no. 63531300303500061 of Agent at Wells Fargo, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.8 “Agreement” shall mean this Loan and Security Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

1.9 “Applicable Margin” shall mean:

(a) Subject to clause (b) below, at any time, as to the Interest Rate for Base Rate Loans and the Interest Rate for LIBOR Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding calendar quarter is at or within the amounts indicated for such percentage:

Tier	Quarterly Average Excess Availability	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
1	Greater than $12,000,000	3.00%	0.75%
2	Less than or equal to $12,000,000 and greater than or equal to $7,500,000	3.50%	1.25%
3	Less than $7,500,000	4.00%	1.75%

(b) Notwithstanding anything to the contrary set forth above, (i) the Applicable Margin shall be calculated and established once each calendar quarter and shall remain in effect until adjusted thereafter after the end of such calendar quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar quarter based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter, and (iii) until the end of the fiscal quarter ending on December 31, 2010, the Applicable Margin shall be the amount for Tier 2 set forth above. In the event that at any time after the end of a calendar quarter the Quarterly Average Excess Availability for such calendar quarter used for the determination of the Applicable Margin was less than the actual amount of the Quarterly Average Excess Availability for such calendar quarter, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent. In the event that the Quarterly Average Excess Availability for such calendar quarter used for the determination of the Applicable Margin was greater than the actual amount of the Quarterly Average Excess Availability, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any reduction in interest for the applicable period as a result of such recalculation shall be promptly credited to the loan account of Borrowers; provided, that, the basis for the Quarterly Average Excess Availability for purposes of the determination of the Borrowing Base having been less than the actual Quarterly Average Excess Availability is not as a result of information provided by Borrowers to Agent. The foregoing shall not be construed to limit the rights of Agent or Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.

1.10 “Applicable ULF Rate” shall mean, at any time, the applicable percentage (on a per annum basis) set forth below if the daily average of the total Loans outstanding for the immediately preceding calendar month is at or within the amounts indicated for such percentage:

Tier	Daily Average Loans Outstanding	Unused Line Fee
1	Greater than $7,500,000	0.375%
2	Less than or equal to $7,500,000 but greater than or equal to $5,000,000	0.50%
3	Less than $5,000,000 but greater than or equal to $3,000,000	0.75%
4	Less than $3,000,000	1.00%

1.11 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.12 “Bank Product Provider” shall mean any Lender, Affiliate of Lender or other financial institution (in each case as to any such Lender, Affiliate of Lender or other financial institution to the extent approved by Agent) that provides any Bank Products to Borrowers or Guarantors.

1.13 “Bank Products” shall mean any one or more of the following types or services or facilities provided to any Borrower or Guarantor by a Bank Product Provider: (a) credit cards or stored value cards, (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of any Borrower or Guarantor pursuant to agreement or overdraft for any accounts of Borrowers and Guarantors maintained at Agent or any Bank Product Provider that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent or such Bank Product Provider is a party, as applicable, and (ii) controlled disbursement services and (c) Hedge Agreements if and to the extent permitted hereunder. Any of the foregoing shall only be included in the definition of the term “Bank Products” to the extent that the Bank Product Provider has been approved by Agent.

1.14 “Base Rate” shall mean the greatest of (a) the Federal Funds Rate plus one-half of one (0.50%) percent, (b) the Daily Three Month LIBOR Rate plus one (1) percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

1.15 “Base Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms thereof.

1.16 “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.17 “Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Lighting Science Group Corporation, a Delaware corporation; and (b) any other Person that at any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a “Borrower”.

1.18 “Borrowing Base” shall mean, at any time, the amount equal to:

(a) the sum of:

(i) eighty-five (85%) percent of the Eligible Accounts, plus

(ii) the lesser of (A) the sum of (1) fifteen (15%) percent multiplied by the Value of the Eligible Inventory consisting of raw materials plus (2) sixty (60%) percent multiplied by the Value of the Eligible Inventory consisting of finished goods or (B) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory or (C) the Inventory Loan Limit, plus

(iii) Qualified Cash, minus

(b) Reserves.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letters of Credit for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit on the Value of the Eligible Inventory being purchased with such Letter of Credit. In determining the actual amounts of such Letter of Credit to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit. The amounts of Eligible Inventory of any Borrower shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory record maintained by such Borrower.

1.19 “Borrowing Base Certificate” shall mean a “daily collateral report” substantially in the form of Exhibit D hereto, as such form may from time to time be modified by Agent in a manner consistent with the terms of this Agreement, which is duly completed (including all schedules thereto) and executed by the chief executive officer, chief financial officer or other financial or senior officer of Administrative Borrower and delivered to Agent.

1.20 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York; except, that, if a determination of a Business Day shall relate to any LIBOR Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable LIBOR rate market.

1.21 “Capital Expenditures” shall mean all payments or accruals (including Capital Lease Obligations) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

1.22 “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.23 “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a Person (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.24 “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor, other than as permitted in Section 9.7 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for Sponsor, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of any Borrower or Guarantor or the Board of Directors of Lighting Science; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Lighting Science (together with any new directors who have been appointed by Sponsor, or whose nomination for election by the stockholders of Lighting Science was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors (or a committee of such directors) then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Lighting Science then still in office; or (e) the failure of the Lighting Science to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any other Borrower or Guarantor, except as expressly permitted under Section 9.7 hereof.

1.25 “Closing Excess Availability” shall mean the amount, as determined by Agent, calculated as of the date hereof, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii), without duplication, after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Obligations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose Obligations arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of the other Borrowers or the then outstanding aggregate principal amount of any outstanding Letter of Credit Obligations), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Obligations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrowers in good faith), plus (iv) without duplication, the amount of checks issued by Borrowers to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrowers in good faith), but not yet sent.

1.26 “Closing Officer’s Certificate” shall have the meaning set forth in Section 4.1(r) hereof.

1.27 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.28 “Collateral” shall have the meaning set forth in Section 5 hereof.

1.29 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.30 “Collateral Reporting Trigger Event” shall mean if the outstanding principal amount of the Loans exceeds the amount of Qualified Cash for more than three (3) consecutive days; provided, that, any such Collateral Reporting Trigger Event shall cease to exist to the extent that Qualified Cash exceeds the outstanding principal amount of the Loans for sixty (60) consecutive days.

1.31 “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below such Lender’s signature on the signatures pages hereto designated as the Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

1.32 “Consolidated Net Income” shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period, excluding to the extent included therein any extraordinary, one-time or non-recurring gains, after deducting all charges which should be deducted before arriving at the net income (loss) for such period, without duplication, and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a Subsidiary of such Person; (b) the effect of any change in accounting principles adopted by (or applicable to) such Person or its Subsidiaries after the date hereof (including any cumulative effects resulting from changes in purchase accounting principles) shall be excluded; and (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or to any other Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded. For the purpose of this definition, net income excludes any gain together with any related Provision for Taxes for such gain realized upon the sale or other disposition of any assets or of any Equity Interests of such Person or a Subsidiary of such Person.

1.33 “Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

1.34 “Cure Amount” shall have the meaning set forth in Section 9.17(c).

1.35 “Cure Right” shall have the meaning set forth in Section 9.17(c).

1.36 “Cure Standstill Period” shall have the meaning set forth in Section 9.17(c).

1.37 “Customer 1” shall have the meaning set forth in the Customer Designation Letter.

1.38 “Customer 1 Contract” shall have the meaning set forth in the Customer Designation Letter.

1.39 “Customer 2” shall have the meaning set forth in the Customer Designation Letter.

1.40 “Customer 2 Accounts” shall mean any and all Accounts of Borrowers with respect to which Customer 2 is the account debtor arising from the sale by Borrowers of Inventory, together with the Customer 2 Factoring Agent Related Security, and with respect to each of the foregoing, all proceeds thereof.

1.41 “Customer 2 Contract” shall have the meaning set forth in the Customer Designation Letter.

1.42 “Customer 2 Factoring Agent” shall have the meaning set forth in the Customer Designation Letter.

1.43 “Customer 2 Factoring Agent Discount Agreement” shall have the meaning set forth in the Customer Designation Letter.

1.44 “Customer 2 Factoring Agent Discount Documents” shall mean, collectively, the Customer 2 Factoring Agent Discount Agreement and any agreements, documents or instruments executed or delivered by Borrowers or any other Obligor in favor of Customer 2 Factoring Agent in connection therewith, and any UCC financing statements filed by Customer 2 Factoring Agent against Borrowers or any other Obligor to reflect the interest of Customer 2 Factoring Agent in the Customer 2 Accounts, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.45 “Customer 2 Factoring Agent Intercreditor Agreement” shall mean the intercreditor agreement, dated as of the date hereof, by and among Customer 2 Factoring Agent, Agent and Customer 2, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.46 “Customer 2 Factoring Agent Related Security” shall mean with respect to any Customer 2 Account, all security interests or liens related to any such Customer 2 Account purporting to secure payment of such Customer 2 Account.

1.47 “Customer 2 Factoring Agent Termination Date” shall mean the earlier to occur of (i) the termination of the Customer 2 Factoring Agent Discount Documents and (ii) the date that Borrowers no longer sell, or Customer 2 Factoring Agent no longer purchases, any Customer 2 Accounts pursuant to such Customer 2 Factoring Agent Discount Documents.

1.48 “Customer Designation Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers and Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.49 “Daily Three Month LIBOR Rate” shall mean, for any day, the rate of interest equal to LIBOR then in effect for a three (3) month period. When interest is determined in relation to Daily Three Month LIBOR Rate, each change in the interest rate shall become effective each Business Day that Agent determines that Daily Three Month LIBOR Rate has changed.

1.50 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.51 “Defaulting Lender” shall have the meaning set forth in Section 6.11 hereof.

1.52 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account and has such other terms and conditions as Agent may require.

1.53 “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) depreciation and amortization, imputed interest, deferred compensation for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (e) non-recurring transaction fees, charges and expenses (to the extent included in the computation of Consolidated Net Income of such Person), plus or minus (f) other non-cash and/or extraordinary income or charges (in accordance with GAAP and to the extent included in the computation of Consolidated Net Income of such Person).

1.54 “Eligible Accounts” shall mean Accounts created by a Borrower that in each case satisfy the criteria set forth below as determined by Agent. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid more than sixty (60) days after the original due date for them or ninety (90) days after the date of the original invoice for them (other than with respect to (i) Customer 1, (A) ninety (90) days after the date of the original invoice for them, assuming, thirty (30) day terms and (B) one hundred twenty (120) days after the date of the original invoice for them, assuming, sixty (60) day terms, (ii) after the Customer 2 Factoring Agent Termination Date, Customer 2, one hundred twenty (120) days after the date of the original invoice for them, assuming, seventy-five (75) day terms, and (iii) any other account debtor agreed to by Agent in its discretion, such terms agreed to by Agent in its discretion);

(c) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located in a jurisdiction other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance reasonably satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f) such Accounts do not consist of (i) progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), (ii) bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice, (iii) Accounts that are billed more than thirty (30) days following the final sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business, or (iv) COD or credit card sales;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectibility of such Accounts or reduce the amount payable or delay payment thereunder;

(i) such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement or that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such security interest or lien and Agent;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l) there are no proceedings or actions known to such Borrower which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m) the aggregate amount of such Accounts owing by a single account debtor (other than Customer 1, Customer 2 and any other account debtor identified by Agent from time to time in its discretion) do not constitute more than fifteen (15%) percent of the aggregate amount of all otherwise Eligible Accounts, and such Accounts owing by each of Customer 1 and Customer 2 do not constitute more than (i) from the date hereof through and including the Customer 2 Factoring Agent Termination Date, in the case of Customer 1, sixty (60%) percent of the aggregate amount of all otherwise Eligible Accounts, and in the case of Customer 2, fifty (50%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages set forth in this paragraph (m)(i) may be deemed Eligible Accounts), and (ii) at all times thereafter, in each case, fifty (50%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages set forth in this subparagraph (m)(ii) may be deemed Eligible Accounts);

(n) such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days after the original due date for them or ninety (90) days after the date of the original invoice for them (other than with respect to (i) Customer 1, (A) ninety (90) days after the date of the original invoice for them, assuming, thirty (30) day terms and (B) one hundred twenty (120) days after the date of the original invoice for them, assuming, sixty (60) day terms, (ii) after the Customer 2 Factoring Agent Termination Date, Customer 2, one hundred twenty (120) days after the date of the original invoice for them, assuming, seventy-five (75) day terms, and (iii) any other account debtor agreed to by Agent in its discretion, such terms agreed to by Agent in its discretion) which constitute more than twenty-five (25%) percent of the total Accounts of such account debtor;

(o) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of such Borrower as of the date hereof and such credit limit is acceptable to Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

(q) such Accounts are owed by account debtors deemed creditworthy at all times by Agent in good faith.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

1.55 “Eligible Customer 2 Accounts” shall mean, from the date hereof through and including the Customer 2 Factoring Agent Termination Date, Customer 2 Accounts that satisfy the criteria set forth in the definition of Eligible Accounts (other than with respect to paragraphs (b) and (n) of such definition); provided, that, in no event shall a Customer 2 Account be an Eligible Customer 2 Account if (a) it is unpaid after thirty (30) days after the original invoice date; (b) it is owed by Customer 2 who has Accounts unpaid more than thirty (30) days after the original invoice date, which unpaid Accounts constitute more than twenty-five (25%) percent of the total Accounts of Customer 2; (c) Borrowers fail to comply with the reporting obligations set forth in Section 7.1(a)(ii)(A) and Section 7.1(a)(iii)(G) hereof; or (d) Agent fails to have access at all times (other than during network outages that may occur in the ordinary course) to the Customer 2 Factoring Agent System (as defined in the Customer 2 Factoring Agent Discount Documents) for the purposes of, among other things, reviewing the details of any Customer 2 Accounts that have been purchased by Customer 2 Factoring Agent. The parties hereto acknowledge, confirm and agree that any Customer 2 Account sold to, and purchased by, Customer 2 Factoring Agent pursuant to the Customer 2 Factoring Agent Discount Documents shall not be an Eligible Customer 2 Account. At all times after the Customer 2 Factoring Agent Termination Date, Customer 2 Accounts shall satisfy all of the criteria set forth in the definition of Eligible Accounts in order to be deemed Eligible Accounts.

1.56 “Eligible Inventory” shall mean, as to each Borrower, Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower and raw materials for such finished goods, that in each case satisfy the criteria set forth below as determined by Agent. In general, Eligible Inventory shall not include:

(a) work-in-process, including any manufactured fabricated parts Inventory;

(b) spare parts for equipment;

(c) packaging and shipping materials;

(d) supplies used or consumed in such Borrower’s business;

(e) Inventory at premises that constitute less than ten (10%) percent of the total aggregate amount of Inventory of all Borrowers;

(f) Inventory at premises other than those owned or leased and controlled by such Borrower; except, that, any Inventory which would otherwise be deemed Eligible Inventory that is not located at premises owned and operated by such Borrower may nevertheless be considered Eligible Inventory: (i) as to locations which are leased by such Borrower, if Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by such Borrower to the owner and lessor thereof in an amount not to exceed at any time the aggregate of amounts payable for the next three (3) months plus any accrued and unpaid past due charges and other fees, costs and expenses due by such Borrower from any such time to the owner and lessor thereof, and (ii) as to locations owned and operated by a third person, if Agent shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by such Borrower to the owner and operator thereof in an amount not to exceed at any time the aggregate of amounts payable for the next three (3) months from any such time to such owner and operator;

(g) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement or that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such security interest or lien and Agent;

(h) bill and hold goods;

(i) unserviceable, obsolete or slow moving Inventory;

(j) Inventory that is not subject to the first priority, valid and perfected security interest of Agent;

(k) returned, damaged and/or defective Inventory;

(l) Inventory purchased or sold on consignment;

(m) Inventory located outside the United States of America; and

(n) Inventory subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights.

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (A) an event, condition or other circumstance arising after the date hereof, or (B) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from any Borrower (or Administrative Borrower on behalf of any Borrower) prior to the date hereof, in either case under clause (A) or (B) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

1.57 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent; provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except, in each case, as Agent may otherwise specifically agree.

1.58 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.59 “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.60 “Equity Cure” shall have the meaning set forth in Section 9.17(c).

1.61 “Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity or ownership interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other equity interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other equity interests in) such Person and all warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other equity interests), but excluding (a) any debt security that is convertible into or exchangeable for any such shares (or such other equity interests and (b) any stock appreciation rights, interests in phantom equity plans or similar rights or interests.

1.62 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.63 “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.64 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $100,000; and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $100,000.

1.65 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.66 “Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii), without duplication, after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Obligations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose Obligations arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of the other Borrowers or the then outstanding aggregate principal amount of any outstanding Letter of Credit Obligations), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Obligations.

1.67 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.68 “Excluded Accounts” shall mean deposit accounts that are specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or any Guarantor’s salaried employees or, to the extent the balances thereof do not exceed at any one time $10,000 in the aggregate, petty cash accounts.

1.69 “Excluded Property” shall mean:

(a) any rights or interests in any contract, lease, sublease, permit, license, charter or license agreement covering personal property, as such, if under the terms of such contract, lease,

sublease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of any Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Receivables);

(b) equity interests of any Subsidiary organized under the laws of a jurisdiction outside the United States of America, its territories or its possessions that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof) in excess of sixty-five (65%) percent of all of the issued and outstanding shares of Equity Interests of such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2); and

(c) applications for any trademarks that have been filed with the U.S. Patent and Trademark Office on the basis of an “intent-to-use” with respect to such marks, unless and until a statement of use or amendment to allege use is filed and accepted by the U.S. Patent and Trademark Office or any other filing is made or circumstances otherwise change so that the interests of a Borrower in such marks is no longer on an “intent-to-use” basis, at which time such marks shall automatically and without further action by the parties be subject to the security interests and liens granted by a Borrower to Agent hereunder.

1.70 “Existing Tax Lien” shall mean the Notice of Federal Tax Lien in the amount of $192,772.09 filed by the Internal Revenue Service against Lighting Science with the Secretary of State of the State of Texas, as more fully described on Schedule 8.4 to the Information Certificate.

1.71 “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three (3) Federal funds brokers of recognized standing selected by it.

1.72 “Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.73 “Fill Rate Contract” shall mean any written contract that requires a Borrower to deliver a certain quantity of goods or other products on time to a customer, including, without limitation, (a) the Customer 1 Contract, and (b) the Customer 2 Contract.

1.74 “Financial Covenant Trigger Event” shall mean, if: (a) if the Borrowing Base is less than the Maximum Credit, Excess Availability is less than $6,000,000 for any period of three (3) consecutive Business Days, and (b) if the Borrowing Base is greater than the Maximum Credit (such excess being the “Financial Covenant Trigger Event Excess”), Excess Availability is less than an amount equal to $6,000,000 minus the amount of Qualified Cash (up to the lesser of (i) the Financial Covenant Trigger Event Excess and (ii) $6,000,000) included in the Borrowing Base for which no loans are outstanding, for any period of three (3) consecutive Business Days; provided, that, any such Financial Covenant Trigger Event under clauses (a) or (b) above shall cease to exist to the extent that Excess Availability is greater than $6,000,000 for sixty (60) consecutive days. For the purposes of calculating minimum Excess Availability under this definition of Financial Covenant Trigger Event only, and not for any other purpose under this Agreement whatsoever, all Loans outstanding at any given time hereunder shall first be deemed to be Loans made against Eligible Accounts and Eligible Inventory and second against Qualified Cash.

1.75 “Financing Agreements” shall mean, collectively, this Agreement, the Fee Letter and all notes, guarantees, security agreements, mortgages, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement; provided, that, in no event shall the term Financing Agreements be deemed to include any Hedge Agreement.

1.76 “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

1.77 “Funding Bank” shall have the meaning given to such term in Section 3.3 hereof.

1.78 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied; except, that, for purposes of Section 9.17 hereof, (a) GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof and (b) all financial covenants shall be calculated without giving effect to any election under Statement of Financial Account Standards 159 or any similar accounting principle.

1.79 “Governmental Authorities” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; each sometimes being referred to herein individually as a “Governmental Authority”.

1.80 “Guarantors” shall mean, collectively (together with their respective successors and assigns): (a) BioLogical Illumination, LLC, a Delaware limited liability company; (b) LSGC, LLC, a

Delaware limited liability company; and (c) any Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender or otherwise liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (other than Borrowers); each sometimes being referred to herein individually as a “Guarantor”.

1.81 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include such hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.82 “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and Agent or any Bank Product Provider that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

1.83 “Indebtedness” shall mean, with respect to any Person, any liability of such Person, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Equity Interests or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law and (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

1.84 “Indemnitee” shall have the meaning set forth in Section 11.5 hereof.

1.85 “Information Certificate” shall mean the Information Certificate of Borrowers and Guarantors constituting Exhibit B hereto containing material information with respect to Borrowers, Guarantors and their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.86 “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, tradenames, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.87 “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person and its Subsidiaries, on a consolidated basis for such period, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts that are sold for purposes other than collection, but excluding interest paid in property other than cash and any other interest expense not paid in cash during such period.

1.88 “Interest Rate” shall mean:

(a) Subject to clause (b) of this definition below:

(i) as to Base Rate Loans, a rate equal to Base Rate plus the Applicable Margin for Base Rate Loans, and

(ii) as to LIBOR Rate Loans, a rate equal to the Daily Three Month LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans.

(b) Notwithstanding anything to the contrary contained in clause (a) of this definition, the Interest Rate shall mean the rate of three (3%) percent per annum in excess of the Base Rate as to Base Rate Loans and the rate of three (3%) percent per annum in excess of the Daily Three Month LIBOR Rate as to LIBOR Rate Loans, at Agent’s option, without notice, (i) either (A) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (ii) on the Revolving Loans to Borrowers at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).

1.89 “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.90 “Inventory Loan Limit” shall mean, at any time, the amount equal to the lesser of (a) $7,500,000 and (b) one hundred (100%) percent of the outstanding principal amount of Loans made against Eligible Accounts.

1.91 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, and has such other terms and conditions as Agent may require.

1.92 “Issuing Bank” shall mean Wells Fargo or any Lender that is approved by Agent that shall issue a Letter of Credit for the account of a Borrower and have agreed in a manner satisfactory to Agent to be subject to the terms hereof as an Issuing Bank.

1.93 “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.94 “Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

1.95 “Letter of Credit Limit” shall mean, at any time, the amount equal to $2,000,000.

1.96 “Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 2.2 for which Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

1.97 “Letters of Credit” shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of Inventory, Equipment or otherwise) issued by an Issuing Bank for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof and including, but not limited to, the Existing Letters of Credit.

1.98 “LIBOR” shall mean the Wells Fargo LIBOR rate (which is a rate chosen by Agent that tracks, but does not mirror, the rate set forth in The Wall Street Journal under the heading Money Rates and described as the “London Interbank Offered Rates”) for the applicable interest period (rounded up to the nearest one-eighth of one percent (1%)) as adjusted to satisfy Federal Reserve System requirements.

1.99 “LIBOR Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Daily Three Month LIBOR Rate in accordance with the terms hereof.

1.100 “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.101 “Lighting Science” shall have the meaning set forth in introductory paragraph hereto.

1.102 “Lighting Science Mexico” shall mean Lighting Science Group Mexico SRL, a maquiladora organized under the laws of Mexico.

1.103 “Loans” shall mean, collectively, the Revolving Loans.

1.104 “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrowers; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of any Borrower to repay the Obligations or of any Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

1.105 “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower or Guarantor involving monetary liability of or to any Person in an amount in excess of $250,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.106 “Maturity Date” shall have the meaning set forth in Section 13.1 hereof.

1.107 “Maximum Credit” shall mean the amount of $15,000,000.

1.108 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability.

1.109 “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.

1.110 “Non-compliant Testing Period” shall have the meaning set forth in Section 9.17(c).

1.111 “Obligations” shall mean (a) any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender or any Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit and all other Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to Agent or any Bank

Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising; provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance reasonably satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider, other than Wells Fargo and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower and Guarantor and (B) the obligations arising pursuant to such Bank Products provided to Borrowers and Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing and (iii) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness; except, that, each reference to the term “Lender” in Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.6 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or lien of Agent.

1.112 “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors), other than Borrowers.

1.113 “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

1.114 “Other Taxes” shall have the meaning given to such term in Section 6.5 hereof.

1.115 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.7 of this Agreement governing participations.

1.116 “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or any Guarantor sponsors, maintains, or to which any Borrower, any Guarantor or any ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

1.117 “Permits” shall having the meaning given to such term in Section 8.7 hereof.

1.118 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.119 Plan” shall mean an employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Pension Plan or a Multiemployer Plan, which any Borrower or any Obligor sponsors, maintains or to which it makes, is making or is obligated to make contributions.

1.120 “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letters of Credit and the denominator shall be the aggregate amount of all unpaid Loans and Letters of Credit.

1.121 “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.122 “Qualified Cash” shall mean unrestricted cash and Cash Equivalents of Borrowers maintained in the Qualified Cash Account that (a) are subject to the valid, enforceable and first priority perfected security interest of Agent, (b) are in the Qualified Cash Account and, if requested by Agent in its discretion, subject to a Deposit Account Control Agreement or an Investment Account Control Agreement, as the case may be, in form and substance reasonably satisfactory to Agent, (c) are available for use by a Borrower, without condition or restriction (other than in favor of Agent), (d) are free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of Agent and other than in favor of the depository bank or securities intermediary where the deposit account or investment account is maintained for its customary fees and charges) and (e) for which Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of the amount of such cash or Cash Equivalents held in such deposit account or investment account as of the applicable date of the calculation of the Borrowing Base and the satisfaction of the other conditions herein.

1.123 “Qualified Cash Account” shall mean account no. 4122091978 maintained at Wells Fargo for the account of Lighting Science (or such other account designated in writing by Agent and Lighting Science) with which cash equity capital contributions made by Sponsor (or such other Person(s) designated in writing by Sponsor and satisfactory to Agent as determined in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment) to or for the benefit of Borrowers and Guarantors are deposited and maintained, which cash equity capital contributions shall be used by Borrowers only to repay the Obligations and shall be applied in accordance with the terms of this Agreement.

1.124 “Quarterly Average Excess Availability” shall mean, for any calendar quarter, the daily average of the aggregate amount of Excess Availability for such calendar quarter.

1.125 “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.126 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary and all right, title and interest in and to joint ventures, partnerships and other Persons).

1.127 “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.128 “Register” shall have the meaning set forth in Section 13.7 hereof.

1.129 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least sixty-six and two-thirds (66 2/3%) percent of the then outstanding Obligations are owing.

1.130 “Reserves” shall mean, as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letters of Credit that would otherwise be available to Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrowers or Obligors to

Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Obligations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect: (i) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of Borrowers for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent; (ii) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; (iii) sales, excise or similar taxes included in the amount of any Accounts reported to Agent; (iv) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory; (v) amounts due or to become due to owners and lessors of premises where any Collateral is located, other than for those locations where Agent has received a Collateral Access Agreement that Agent has accepted in writing; (vi) amounts due or to become due to owners and licensors of trademarks and other Intellectual Property used by any Borrower and (vii) obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or in connection with any Bank Products (including, without limitation, under any purchasing card arrangements in an amount equal to the credit limit under such purchasing card arrangements) or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith and to the extent that such Reserve is in respect of amounts that may be payable to third parties Agent may, at its option, deduct such Reserve from the Maximum Credit, at any time that such limit is less than the amount of the Borrowing Base.

1.131 “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.132 “Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

1.133 “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

1.134 “Secured Parties” shall mean, collectively, (a) Agent, (b) Issuing Bank, (c) Lenders, and (d) Bank Product Providers (to the extent approved by Agent).

1.135 “Series D Preferred Stock Conversion” shall mean: (a) the automatic conversion of all of Lighting Science’s shares of Series D Non-Convertible Preferred Stock, par value $0.001 per share, into shares of Lighting Science’s common stock, par value $0.001 per share, and (b) the corresponding amendments to the terms of Series D Warrants issued in conjunction with the shares of Series D Non-Convertible Preferred Stock in accordance with (i) the Certificate of Amendment to the Certificate of Incorporation of Lighting Science to be filed with the Secretary of State of the State of Delaware and (ii) an amendment to the Series D Warrants issued in conjunction with the shares of Series D Non-Convertible Preferred Stock, and as contemplated by the SPEARA as in effect on the date hereof.

1.136 “Series D Warrants” shall have the meaning set forth in the SPEARA as in effect on the date hereof.

1.137 “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.138 “SPEARA” shall mean that certain Stock Purchase, Exchange and Recapitalization Agreement, dated as of September 30, 2010, among Lighting Science, Pegasus Partners IV, L.P., LSGC Holdings LLC and LED Holdings, LLC.

1.139 “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.140 “Specified Issuances” shall mean the issuance or sale by any Borrower or Guarantor of any Equity Interests of such Borrower or Guarantor in connection with the following:

(a) upon conversion or exercise of any currently outstanding Equity Interests in accordance with the terms thereof as in effect on the date hereof;

(b) in connection with a strategic commercial agreement or commercial relationship as determined by any Borrower or Guarantor in the ordinary course of business; provided, that, if the issuance or sale is of material Equity Interests of any Borrower or Guarantor, such issuance or sale shall be subject to the terms of Section 9.7(b)(iii) hereof;

(c) the Series D Preferred Stock Conversion;

(d) upon conversion or exercise of any Equity Interests issued or sold pursuant to a Specified Issuance set forth in paragraphs (a) through (c) above; and

(e) upon conversion or exercise of any Equity Interests issued or sold pursuant to an issuance or sale of Equity Interests otherwise permitted pursuant to the terms of this Agreement.

1.141 “Sponsor” shall mean Pegasus Capital Advisors, L.P., a limited partnership organized under the laws of the State of Delaware, and its Affiliates (other than Borrowers and Guarantors).

1.142 “Sponsor Management Agreement” shall mean the Support Services Agreement, dated as of June 23, 2010, by and between Lighting Science and Sponsor, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

1.143 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.144 “Testing Period” shall have the meaning set forth in Section 9.17(c).

1.145 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except, that, terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

1.146 “ULF Amount” shall mean (a) from the date hereof through and including the date that the Borrowing Base (exclusive of Qualified Cash) exceeds $7,500,000, $10,000,000, and (b) at all times thereafter, the Maximum Credit.

1.147 “Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.148 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interests of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.

1.149 “Wells Fargo” shall mean Wells Fargo Bank, National Association, in its individual capacity, and its successors and assigns.

SECTION 2. CREDIT FACILITIES

2.1 Loans.

(a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to each Borrower from time to time in amounts requested by such Borrower (or Administrative Borrower on behalf of such Borrower) up to the aggregate amount outstanding for all Lenders at any time equal to the lesser of: (i) the Borrowing Base at such time or (ii) the Maximum Credit at such time.

(b) Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate principal amount of the Loans and the Letter of Credit Obligations outstanding at any time to Borrowers shall not exceed the Maximum Credit, (ii) the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time to Borrowers shall not exceed the Borrowing Base, and (iii) the aggregate principal amount of the Revolving Loans outstanding at any time to Borrowers based on Eligible Inventory shall not exceed the Inventory Loan Limit.

(c) In the event that (i) the aggregate principal amount of the Loans and the Letter of Credit Obligations outstanding at any time to Borrowers exceed the Maximum Credit, or (ii) except as otherwise provided herein, the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time to Borrowers exceed the Borrowing Base, or (iii) the aggregate principal amount of Revolving Loans and Letter of Credit Obligations outstanding at any time to Borrowers based on Eligible Inventory exceed the Inventory Loan Limit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2 Letters of Credit.

(a) Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of a Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees to cause Issuing Bank to issue, and Issuing Bank agrees to issue, for the account of such Borrower one or more Letters of Credit, for the ratable risk of each Lender according to its Pro Rata Share, containing terms and conditions acceptable to Agent and Issuing Bank.

(b) The Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall give Agent and Issuing Bank three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one (1) year from the date of issuance; provided, that, such Letters of Credit may provide for their automatic renewal in one (1) year intervals), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrower requesting the Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit. The renewal or extension of any Letter of Credit shall, for purposes hereof be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(c) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall have delivered to Issuing Bank at such times and in such manner as Issuing Bank may require, an application, in form and substance reasonably satisfactory to Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to Agent and Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, and (iv) Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than: (A) if the proposed Letter of Credit is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to Issuing Bank, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrowers’ locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit is for any other purpose or the documents of title are not consigned to Issuing Bank in connection with a Letter of Credit for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the Letter of Credit Obligations with respect thereto. Effective on the issuance of each Letter of Credit, a Reserve shall be established in the applicable amount set forth in Section 2.2(c)(iv)(A) or Section 2.2(c)(iv)(B). Notwithstanding anything to the contrary contained herein, Issuing Bank shall not be obligated to issue a Letter of Credit in respect of the obligations of a Borrower or Guarantor arising in connection with a lease of Real Property or an employment contract.

(d) Except in Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Obligations shall not at any time exceed the Letter of Credit Limit.

(e) Each Borrower shall reimburse immediately Issuing Bank for any draw under any Letter of Credit issued for the account of such Borrower and pay Issuing Bank the amount of all other charges and fees payable to Issuing Bank in connection with any Letter of Credit issued for the account of such Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against Issuing Bank or any other Person. Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to Agent for a Base Rate Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of Lenders as a Revolving Loan (or Special Agent Advance, as the case may be). The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor. Any payments made by or on behalf of Agent or any Lender to Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

(f) Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g) In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers and Guarantors shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest that upon Agent’s request, such items are to be delivered to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s request, to Agent in their original form. Except as otherwise provided herein, Agent shall not exercise such right to request such items so long as no Default or Event of Default shall exist or have occurred and be continuing. Except as Agent may otherwise specify, Borrowers and Guarantors shall designate Issuing Bank as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h) Each Borrower and Guarantor hereby irrevocably authorizes and directs Issuing Bank to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or Issuing Bank under or in connection with any Letter of Credit Obligation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.

(i) Immediately upon the issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that Issuing Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to Issuing Bank in connection therewith.

(j) The obligations of Borrowers to pay each Letter of Credit Obligations and the obligations of Lenders to make payments to Agent for the account of Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Base Rate Loans. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse Issuing Bank under any Letter of Credit or make any other payment in connection therewith.

2.3 [Intentionally Omitted]

2.4 Commitments. The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Obligations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

2.5 Joint and Several Liability. Each Borrower shall be jointly and severally liable for all Loans, Letter of Credit Obligations and other Obligations of Borrowers. Each Borrower shall have a right of contribution against the other Borrowers to the extent payments made by such Borrower exceed the amount of Loans, Letter of Credit Obligations and related Obligations directly obtained by such Borrower.

SECTION 3. INTEREST AND FEES

3.1 Interest.

(a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b) Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request LIBOR Rate Loans or Base Rate Loans, or may request that Base Rate Loans be converted to LIBOR Rate Loans or that LIBOR Rate Loans be converted to Base Rate Loans. Any request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the LIBOR Rate Loans or Base Rate Loans or the amount of the Base Rate Loans to be converted to LIBOR Rate Loans or the amount of the LIBOR Rate Loans to be converted to Base Rate Loans and, with respect to any request from a Borrower (or Administrative Borrower on behalf of such Borrower) to convert a Base Rate Loan or a LIBOR Rate Loan, as the case may be, such request shall be effective three (3) Business Day after receipt by Agent of such a request. Any LIBOR Rate Loans shall, at Agent’s option, upon notice by Agent to Administrative Borrower, be subsequently converted to Base Rate Loans upon the occurrence of an Event of Default or in the event that this Agreement shall terminate or not be renewed.

(c) Interest shall be payable by Borrowers to Agent, for the account of Agent and Lenders as applicable, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than LIBOR Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the date of any change in such Base Rate. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Fees.

(a) Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to the Applicable ULF Rate (on a per annum basis) calculated upon the amount by which the ULF Amount exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(b) Subject to Section 3.2(c) below, Borrowers shall pay to Agent, for the account of Lenders, a fee at a rate equal to three and one-half (3.50%) percent per annum on the average daily maximum amount available to be drawn under all of Letters of Credit issued for the account or benefit of either of them for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, computed for each day from the date of issuance to the date of expiration.

(c) Notwithstanding anything to the contrary in Section 3.2(b) above, Borrowers shall pay, at Agent’s option, without notice, such fee at a rate three (3%) percent greater than the otherwise applicable rate on such average daily maximum amount for: (i) the period from and after the date of termination or non-renewal hereof until Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement. In addition to the letter of credit fees provided above, Borrowers shall pay to Issuing Bank for its own account (without sharing with Lenders), (A) the letter of credit fronting and negotiation fees agreed to by Borrowers and Issuing Bank from time to time and (B) the customary charges from time to time of Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

(d) Borrowers shall pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein. To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.

3.3 Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, any Lender or Issuing Bank determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender or Issuing Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s or Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letters of Credit or its Commitment, then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify such Lender or Issuing Bank, as the case may be, against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Administrative Borrower by Agent or the applicable Lender and shall be conclusive, absent manifest error.

(b) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), and (ii) the commitment of such Lender hereunder to make LIBOR Rate Loans, continue LIBOR Rate Loans as such and convert Base Rate Loans to LIBOR Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain LIBOR Rate Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a LIBOR Rate Loan is requested.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to Initial Loans and Letters of Credit. The obligation of Lenders to make the initial Loans or of Issuing Bank to issue the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a) Agent shall have received, in form and substance reasonably satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination of any existing financing arrangements with Borrowers and Guarantors and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of each Borrower and Guarantor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or Guarantor, as debtor; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;

(b) all requisite corporate or limited liability company action and proceedings (as applicable) in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate or limited liability company action and proceedings (as applicable) which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate or limited liability company officers (as applicable )or Governmental Authority (and including a copy of the certificate of incorporation, articles of association, certificate of formation, limited liability agreement, limited partnership agreement or other organizational documents of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate, limited liability company or partnership name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation or formation, as applicable);

(c) except as shall have been disclosed to Agent in writing prior to the date of this Agreement, no Material Adverse Effect shall have occurred in the assets, business or prospects of

Borrowers since the date of Agent’s latest field examination (not including for this purpose the field review referred to in clause (d) below) and no change or event shall have occurred which would impair the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce the Obligations or realize upon the Collateral;

(d) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts through October 31, 2010 and test counts of the Inventory in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent, not more than three (3) Business Days prior to the date hereof or such earlier date as Agent may agree;

(e) Agent shall have received, in form and substance satisfactory to Agent, the balance sheet of Borrowers as of the period ended September 30, 2010;

(f) Agent shall have received, in form and substance reasonably satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements;

(g) Closing Excess Availability as determined by Agent, as of the date hereof, shall be not less than $10,000,000 after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder;

(h) Agent shall have received a Borrowing Base Certificate setting forth the Borrowing Base as at the date set forth therein, which shall be completed in a manner reasonably satisfactory to Agent and duly authorized, executed and delivered by Borrowers, Guarantors and their respective Subsidiaries;

(i) Borrowers and Guarantors shall have (i) established deposit accounts and cash management arrangements with Wells Fargo in form and substance satisfactory to Agent as required by Section 6 hereof and Agent shall have received, in form and substance reasonably satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be, and Wells Fargo, with respect to each Blocked Account, and (ii) made arrangements for the termination of their existing cash management arrangements at Bank of Texas within sixty (60) days from the date hereof; except, that, such existing cash management arrangements may remain in effect from the date hereof up to the date that is sixty (60) days from the date hereof with respect to any deposit accounts maintained at Bank of Texas so long as Agent shall have received, in form and substance reasonably satisfactory to Agent, a Deposit Account Control Agreement by and among Agent, each Borrower and Guarantor, as the case may be, and Bank of Texas, duly authorized, executed and delivered by Agent, such Borrower or Guarantor, as the case may be, and Bank of Texas;

(j) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral;

(k) Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each Borrower and Guarantor, the jurisdiction of the chief executive office of each Borrower and Guarantor and all jurisdictions in which assets of Borrowers and Guarantors are located, which search results shall be in form and substance reasonably satisfactory to Agent;

(l) Agent shall have received originals of the shares of the stock certificates representing all of the issued and outstanding Equity Interests of each Borrower and Guarantor, and owned by any Borrower or Guarantor, in each case together with stock or limited liability company powers (as applicable) duly executed in blank with respect thereto;

(m) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee; except, that, on or before December 1, 2010, Agent shall have received, in the form mutually agreed to as of the date hereof between Agent and Administrative Borrower, a copy of the issued and effective lenders’ loss payable endorsement naming Agent as lenders loss payee;

(n) Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements and such other matters as Agent may request;

(o) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Borrowers and Guarantors have received $15,000,000 in the aggregate from one or more cash equity capital contributions made on or prior to the date hereof by Sponsor;

(p) Agent shall have received, in form and substance reasonably satisfactory to Agent, an executed copy of an original or executed original counterparts of the Customer 2 Factoring Agent Intercreditor Agreement, duly authorized, executed and delivered by the parties thereto;

(q) Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the Customer 2 Factoring Agent Discount Documents, duly authorized, executed and delivered by the parties thereto, including, without limitation, any UCC-1 financing statement between Customer 2 Factoring Agent, as secured party, and Lighting Science, as debtor;

(r) Agent shall have received, in form and substance satisfactory to Agent, a closing certificate, dated as of the date hereof, from the chief financial offer of Administrative Borrower confirming those matters set forth therein (the “Closing Officer’s Certificate”); and

(s) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance reasonably satisfactory to Agent.

4.2 Conditions Precedent to All Loans and Letters of Credit. The obligation of Lenders to make the Loans, including the initial Loans, or of Issuing Bank to issue any Letter of Credit,

including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letters of Credit, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or could reasonably be expected to have a Material Adverse Effect; and

(c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

5.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Secured Parties, as security, all personal and real property and fixtures, and interests in property and fixtures, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including all of each Borrower’s and Guarantor’s right, title and interest in and to the following:

(a) all Accounts;

(b) all general intangibles, including, without limitation, all Intellectual Property;

(c) all Inventory;

(d) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(e) all instruments (other than any Borrower’s and Guarantor’s instruments arising from the sale, lease or other disposition of Equipment, Real Property or any interest therein), including, without limitation, all promissory notes;

(f) all documents;

(g) all deposit accounts;

(h) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(i) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(j) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(k) all commercial tort claims (other than any Borrower’s and Guarantor’s commercial tort claims arising with respect to Equipment, Real Property or any interest therein), including, without limitation, those identified in the Information Certificate;

(l) to the extent not otherwise described above, all Receivables;

(m) all Records; and

(n) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include the Excluded Property.

5.2 Perfection of Security Interests.

(a) Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In the event of the foregoing, upon the request of Administrative Borrower, Agent shall amend the financing statement to delete any assets and properties that do not constitute Collateral. In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.

(b) No Borrower or Guarantor has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wells Fargo Bank, National Association and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request if an Event of Default has occurred and is continuing, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) No Borrower or Guarantor has any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrowers and Guarantors shall not, directly or indirectly,

after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent. The terms of this subsection (d) shall not apply to any Excluded Accounts.

(e) No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i) In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee.

(ii) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (2) at Agent’s election if an Event of Default has occurred and is continuing, arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions reasonably acceptable to Agent.

(f) Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall promptly (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) at Agent’s election if an Event of Default has occurred and is continuing, cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g) Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims that would constitute Collateral in excess of $100,000, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h) Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrowers and Guarantors shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.

(i) Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 6. COLLECTION AND ADMINISTRATION

6.1 Borrowers’ Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time. Borrowers hereby acknowledges that all applicable Florida documentary stamp taxes payable in connection with the transactions hereunder shall be at Borrowers’ expense and Borrowers hereby authorize Agent to charge any Borrower’s loan account with Agent for all such applicable Florida documentary stamp taxes.

6.2 Statements. Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within thirty (30) days after the date such statement has been received by Administrative Borrower. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

6.3 Collection of Accounts.

(a) Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, and together with the Qualified Cash Blocked Account, collectively, the “Blocked Accounts”), as Agent may specify, with such banks as are acceptable to Agent into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrowers shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon Agent’s request, Borrowers shall execute and deliver such agreements and documents as Agent may require in connection therewith. Each Borrower and Guarantor agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations. The Deposit Account Control Agreements covering the Blocked Accounts (other than the Qualified Cash Account) shall provide, among other things, that all amounts in such Blocked Accounts shall be transferred on a daily basis by such bank or other institution to the Agent Payment Account or such other account as may be designated by Agent. The Deposit Account Control Agreement covering the Qualified Cash Account shall provide, among other things, that, after delivery of a control notice to the applicable bank or other institution (which may be delivered by Agent upon the occurrence and during the continuance of an Event of Default), (i) such bank or other institution shall comply with the instructions given by Agent with respect to the Qualified Cash Account and funds therein without further consent by Borrowers and (ii) all amounts in the Qualified Cash Account be transferred on a daily basis by such bank or other institution to the Agent Payment Account or such other account as may be designated by Agent. The terms of this subsection (a) shall not apply to any Excluded Accounts.

(b) For purposes of calculating the amount of the Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers’ loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day(s) following the date of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers’ loan account on such day, and if not, then on the next Business Day.

(c) Borrowers, Guarantors and their respective employees, agents and Subsidiaries shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any Borrower’s or Guarantor’s own funds. Borrowers and Guarantors agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4 Payments.

(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent, Lenders and Issuing Bank from any Borrower or Guarantor; second, to pay interest due in respect of any Loans (and including any Special Agent Advances) or Letter of Credit Obligations; third, to pay or prepay principal in respect of Special Agent Advances; fourth, to pay all obligations under any purchasing card arrangements provided by a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations); fifth, to pay principal due in respect of the Loans and to pay Obligations then due arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor with Agent or a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; sixth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Obligations or other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and seventh, to pay or prepay any Obligations arising under or pursuant to any Bank Products (other than to the extent provided for above) on a pro rata basis. Notwithstanding anything to the contrary contained in this Agreement, to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letters of Credit that were not used for such purposes and second to the Obligations arising from Loans and Letters of Credit the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.

(b) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated

and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4(b) shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Taxes.

(a) Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind, excluding (i) in the case of each Lender, Issuing Bank and Agent (A) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuing Bank or Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender, Issuing Bank or Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, Issuing Bank or Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Lender, Issuing Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower or Guarantor shall make such deductions, (iii) the relevant Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Borrower or Guarantor shall deliver to Agent evidence of such payment.

(c) In addition, each Borrower and Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).

(d) Each Borrower and Guarantor shall indemnify each Lender, Issuing Bank and Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender, Issuing Bank or Agent

(as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender, Issuing Bank or Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender, Issuing Bank (with a copy to Agent) or by Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Taxes or Other Taxes by any Borrower or Guarantor, such Borrower or Guarantor shall furnish to Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(f) Without prejudice to the survival of any other agreements of any Borrower or Guarantor hereunder or under any of the other Financing Agreements, the agreements and obligations of such Borrower or Guarantor contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.

(g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to Administrative Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Administrative Borrower or Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form 8-8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made. Unless Administrative Borrower and Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrowers or Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

6.6 Authorization to Make Loans. Agent and Lenders are authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. (New York City, New York time) on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

6.7 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate and limited liability company purposes of such Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. All amounts maintained in the Qualified Cash Account shall be used by Borrowers only to repay the Obligations, which payments shall be applied in accordance with the terms of this Agreement.

6.8 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.8. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of a Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.9 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.10 Sharing of Payments, Etc.

(a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.11 Settlement Procedures.

(a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Revolving Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Revolving Loans.

(b) With respect to all Revolving Loans made by Agent on behalf of Lenders, the amount of each Lender’s Pro Rata Share of the outstanding Revolving Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Loans as of 5:00 p.m. (New York City, New York time) on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such period or periods as Agent shall determine, a summary statement of the amount of outstanding Revolving Loans for such period (such week or other period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. (New York City, New York time), then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. (New York City, New York time) on the same Business Day and if received by a Lender after 12:00 p.m. (New York City, New York time), then such Lender shall make the settlement transfer by not later than 3:00 p.m. (New York City, New York time) on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans is more than such Lender’s Pro Rata Share of the outstanding Revolving Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Revolving Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent and may occur at any time a Default or Event of Default exists or has occurred and whether or not the conditions set forth in Section 4.2 are satisfied (except if there is an Event of Default under Section 10.1(g) and 10.1(h), in which case the funds shall be in respect of each Lender’s participation). Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Revolving Loans and Letters of Credit. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans to the extent such Revolving Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when Lenders will actually advance and/or be repaid such Revolving Loans, interest with respect to Revolving Loans shall be allocated by Agent in accordance with the amount of Revolving Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Revolving Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Revolving Loan, prior to Agent’s disbursement of such Revolving Loan to a Borrower. In such event, Agent shall notify each Lender promptly after Agent’s receipt of the request for the Revolving Loans from a Borrower (or Administrative Borrower on behalf of such Borrower) or any deemed request hereunder and each Lender shall provide its Pro Rata Share of such requested Loan to the account specified by Agent in immediately available funds not later than 2:00 p.m. (New York City, New York time) on the requested funding date, so that all such Revolving Loans shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d) Upon the making of any Revolving Loan by Agent as provided herein, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Loan. To the extent that there is no settlement in accordance with the terms hereof, Agent may at any time require the

Lenders to fund their participations. From and after the date, if any, on which any Lender has funded its participation in any such Revolving Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Revolving Loan.

(e) As to any Revolving Loan funded by Agent on behalf of a Lender whether pursuant to Sections 6.11(a), 6.11(b) or 6.11(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Revolving Loan requested or otherwise made on such day in the case of Revolving Loans funded pursuant to Section 6.11(c) above or otherwise on the applicable settlement date. If Agent makes amounts available to a Borrower and such corresponding amounts are not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City, New York time) on that day by each of the three leading brokers of Federal funds transactions in New York selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Revolving Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account.

(f) Upon any failure by a Lender to pay Agent pursuant to the settlement described in Section 6.11(b) above or to pay Agent pursuant to Section 6.11(c), 6.11(d) or Section 6.11(e), Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice. The term “Defaulting Lender” shall mean (i) any Lender that has failed to fund any portion of the Revolving Loans or participations in Letter of Credit Obligations required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, or has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (ii) any Lender that has notified Agent, any Lender, Issuing Bank, or any Borrower or Guarantor in writing that it will not or does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it will not or does not intend to comply with its funding obligations under this Agreement or under other agreements in which it has agreed to make Revolving Loans or provide other financial accommodations, or (iii) any Lender that becomes or is insolvent or has a parent company that has become or is insolvent or becomes the subject of a bankruptcy or insolvency proceeding, or has a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment and has not obtained all required orders, approvals or consents of any court or other Governmental Authority to continue to fulfill its obligations hereunder, in form and substance reasonably satisfactory to Agent.

(g) Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees, whether in respect of Revolving Loans, participation interests or otherwise). For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). For purposes of the calculation of Excess Availability, the portion of the Commitment of the Defaulting Lender (immediately prior to being a Defaulting Lender) shall not be included. So long as there is a Defaulting Lender, the maximum amount of the Revolving Loans and Letters of Credit shall not exceed the aggregate amount of the Commitments for Revolving Loans of the Lenders that are not Defaulting Lenders plus the Pro Rata Share of the Defaulting Lender (determined immediately prior to its being a Defaulting Lender) of the Revolving Loans and Letters of Credit outstanding as of the date that the Defaulting Lender has become a Defaulting Lender. At any time that there is a Defaulting Lender, payments received for application to the Obligations payable to Lenders in accordance with the terms of this Agreement shall be distributed to Lenders based on their Pro Rata Shares calculated after giving effect to the reduction of the Defaulting Lender’s Commitment to zero as provided herein or at Agent’s option, Agent may instead receive and retain such amounts that would be otherwise attributable to the Pro Rata Share of a Defaulting Lender (which for such purpose shall be such Pro Rata Share as in effect immediately prior to its being a Defaulting Lender). To the extent that Agent elects to receive and retain such amounts, Agent may hold such amounts (which shall not accrue interest) and, in its reasonable discretion, relend such amounts to a Borrower. To the extent that Agent exercises its option to relend such amounts, such amounts shall be treated as Revolving Loans for the account of Agent in addition to the Revolving Loans that are made by the Lenders other than a Defaulting Lender based on their respective Pro Rata Shares as calculated after giving effect to the reduction of such Defaulting Lender’s Commitment to zero (0) as provided herein but shall be repaid in the same order of priority as the principal amount of the Revolving Loans on a pro rata basis for purposes of Section 6.4 hereof. Agent shall determine whether any Revolving Loans requested shall be made from relending such amounts or from Revolving Loans from the Lenders (other than a Defaulting Lender) and any allocation of requested Revolving Loans between them. The rights of a Defaulting Lender shall be limited as provided herein until such time as the Defaulting Lender has made all payments to Agent of the amounts that it had failed to pay causing it to become a Defaulting Lender and such Lender is otherwise in compliance with the terms of this Agreement (including making any payments as it would have been required to make as a Lender during the period that it was a Defaulting Lender other than in respect of the principal amount of Revolving Loans, which payments as to the principal amount of Revolving Loans shall be made based on the outstanding balance thereof on the date of the cure by Defaulting Lender or at such other time thereafter as Agent may specify) or has otherwise provided evidence in form and substance reasonably satisfactory to Agent that such Defaulting Lender will be able to fund its Pro Rata Share (as in effect immediately prior to its being a Defaulting Lender) in accordance with the terms hereof. Upon the cure by Defaulting Lender of the event that is the basis for it to be a Defaulting Lender by making such payment or payments and such Lender otherwise being in compliance with the terms hereof, such Lender shall cease to be a Defaulting Lender and shall only be entitled to payment of interest accrued during the period that such Lender was a Defaulting Lender to the extent previously received and retained by Agent from or for the account of Borrowers on the funds constituting Loans funded by such Lender prior to the date of it being a Defaulting Lender (and not previously paid to such Lender) and shall otherwise, on and after such cure, make Revolving Loans and settle in respect of the Revolving Loans and other Obligations in accordance with the terms hereof. The existence of a Defaulting Lender and the operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of its duties and obligations hereunder (including, but not limited to, the obligation of such Borrower or Guarantor to make any payments hereunder, whether in respect of Revolving Loans by a Defaulting Lender or otherwise).

(h) Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Defaulting Lender, if there are any Letters of Credit outstanding, within one (1) Business Day after the written request of Issuing Bank, Borrowers shall pay to Agent an amount equal to the Pro Rata Share of the Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of the Letter of Credit Obligations then outstanding to be held by Agent on terms and conditions satisfactory to Agent and Issuing Bank as cash collateral for the Obligations and for so long as there is a Defaulting Lender, Issuing Bank shall not be required to issue any Letter of Credit, or increase or extend or otherwise amend any Letter of Credit, unless upon the request of Issuing Bank, Agent has cash collateral from Borrowers in an amount equal to the Pro Rata Share of the Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of the Letter of Credit Obligations outstanding after giving effect to any such requested Letter of Credit (or increase, extension or other amendment) to be held by Agent on its behalf on terms and conditions satisfactory to Agent and Issuing Bank or there are other arrangements reasonably satisfactory to Issuing Bank with respect to the participation in Letters of Credit by such Defaulting Lender. Such cash collateral shall be applied first to the Letter of Credit Obligations before application to any other Obligations, notwithstanding anything to the contrary contained in Section 6.4 hereof.

(i) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have to commence any legal action against a Lender as a result of any default by such Lender hereunder in fulfilling its Commitment.

6.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.13 Bank Products. Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrowers and Guarantors or any of their Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any

Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. This Section 6.13 shall survive the payment of the Obligations and the termination of this Agreement. Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting.

(a) Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:

(i) on a regular basis as required by Agent, schedules of sales made, credits issued and cash received;

(ii) as soon as possible after the end of each week (but in any event within three (3) Business Days after the end thereof), on a weekly basis or more frequently as Agent may request, (A) a detailed schedule (it being understood and agreed that, as of the date hereof, Agent has received a draft of such schedule and that, on or before December 10, 2010, such schedule shall be in final form as determined by Agent in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment) setting forth the percentage of orders filled by Borrowers during the immediately preceding week and month-to-date with respect to orders placed by customers under each Fill Rate Contract, together with a certification by the chief financial officer of Administrative Borrower that no Borrower or Guarantor: (1) has received notification of any default or breach under any Fill Rate Contract, including, without limitation, in respect of any “fill” obligations under any Fill Rate Contract, or notification terminating or purporting to terminate any Fill Rate Contract, or (2) has become aware of, obtained knowledge of, or received notification of any offset or taking of any credit, discount or reduction of any order or invoice price as a result of any default or breach of any “fill” obligations under any Fill Rate Contract, and (B) a report of accounts payable and accrued accounts payable with respect to Future Electronics Corp.;

(iii) as soon as possible after the end of each month (but in any event within fifteen (15) days after the end thereof), on a monthly basis (or (1) on a weekly basis (but in any event within three (3) Business Days after the end thereof) after the occurrence and during the continuance of a Collateral Reporting Trigger Event or (2) more frequently as Agent may request after the occurrence and during the continuance of an Event of Default):

(A) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and executed by the chief executive officer, chief financial officer or other financial or senior officer of Administrative Borrower, together with all schedules (including schedules of sales made, credits issues and cash received) required pursuant to the terms of the Borrowing Base Certificate duly completed,

(B) perpetual inventory reports,

(C) inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties),

(D) detailed and summary agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger),

(E) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral),

(F) report of accrued accounts payable,

(G) copies of detailed reports prepared by Customer 2 Factoring Agent setting forth the Customer 2 Accounts that have been sold to Customer 2 Factoring Agent pursuant to the Customer 2 Factoring Agent Discount Documents as of the last day of the immediately preceding period, and

(H) a detailed report of all payments made, or funds transferred, to Lighting Science Mexico;

(iv) after the occurrence and during the continuance of a Collateral Reporting Trigger Event, on each day that one or more Customer 2 Accounts is/are sold to Customer 2 Factoring Agent pursuant to the Customer 2 Factoring Agent Discount Documents, a copy of the detailed report prepared by Customer 2 Factoring Agent setting forth each such Customer 2 Account sold;

(v) upon Agent’s request, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower or Guarantor; and

(vi) such other reports as to the Collateral as Agent shall request from time to time.

(b) In addition, Borrowers and Guarantors agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth in Section 7.1(a) above. If Borrowers’ or Guarantors’ records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrowers and Guarantors hereby irrevocably authorize such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2 Accounts Covenants.

(a) Borrowers shall notify Agent promptly of: (i) any material delay in any Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower or Guarantor relating to the financial condition of any account debtor and (iii) any event or circumstance which, to the best of any Borrower’s or Guarantor’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s consent, except in the ordinary course of a Borrower’s business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above. So long as no Event of Default exists or has occurred and is continuing, Borrowers shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrowers’ business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3 Inventory Covenants. With respect to the Inventory: (a) Borrowers shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory at least once each year but at any time or times as Agent may request on or after an Event of Default, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrowers shall, at their expense, no more than two (2) times in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory; (i) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (j) Borrowers and Guarantors shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Borrowers to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; and (c) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5 Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign such Borrower’s or Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6 Right to Cure. Agent may, at its option, upon notice to Administrative Borrower, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after notice to Administrative Borrower, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent, Lenders and Issuing Bank the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Obligations to Borrowers:

8.1 Corporate/Limited Liability Company Existence, Power and Authority. Each Borrower and Guarantor is a corporation or limited liability company duly organized and in good standing under the laws of its jurisdiction of incorporation or formation (as applicable) and is duly qualified as a foreign corporation or limited liability company, as applicable, and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s corporate or limited liability company powers (as applicable), (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate of incorporation, certificate of formation, by laws, limited liability company agreement, limited partnership agreement or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor, except under the Agreement and the other Financing Agreements. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b) Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c) The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3 Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement. The projections dated June 6, 2010 for the fiscal years ending 2010 through 2011 that have been delivered to Agent or any projections hereafter delivered to Agent have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrowers and Guarantors of the future financial performance of Borrowers, Guarantors and their respective Subsidiaries and of the other information projected therein for the periods set forth therein.

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good, valid and merchantable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except (a) taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books and (b) the Existing Tax Lien; provided, that, with respect to the Existing Tax Lien, on or before January 19 , 2011, Agent shall have received evidence, in form and substance satisfactory to Agent, that such Existing Tax Lien has been paid and released of record. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws.

(a) Borrowers and Guarantors are not in default in any material respect under, or in violation in any respect of the terms of, any Material Contract (other than any specific default as may be expressly set forth in the Closing Officer’s Certificate delivered on the date hereof by the chief financial offer of Administrative Borrower to Agent). Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, in each case where the failure to comply has or could reasonably be expected to have a Material Adverse Effect.

(b) Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor complies in all material respects with all Environmental Laws and all Permits.

(b) Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower’s or Guarantor’s knowledge threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any Subsidiary of any Borrower or Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) Borrowers, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

8.9 Employee Benefits.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan, and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.

8.11 Intellectual Property. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and have not granted any material licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of any Borrower’s and Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the material agreements or other material arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the applicable License Agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) No Borrower or Guarantor has any direct or indirect Subsidiaries or Affiliates or is engaged in any joint venture or partnership, except as set forth in Schedule 8.12 to the Information Certificate.

(b) Each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Equity Interests of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Equity Interests or securities convertible into or exchangeable for such shares.

(c) The issued and outstanding shares of Equity Interests or membership interests of each Borrower and Guarantor are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares or membership interests have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

(d) Each Borrower and Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b) There is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15 Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Borrowers and Guarantors have delivered true, correct and complete copies of such Material

Contracts to Agent on or before the date hereof. Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract (other than any specific default as may be expressly set forth in the Closing Officer’s Certificate delivered on the date hereof by the chief financial offer of Administrative Borrower to Agent) and have not received any notice of the intention of any other party thereto to terminate any Material Contract. With respect to any Fill Rate Contract, no Borrower or Guarantor: (i) has received notification of any default or breach under any Fill Rate Contract, including, without limitation, in respect of any “fill” obligations under any Fill Rate Contract, or notification terminating or purporting to terminate any Fill Rate Contract, or (ii) has become aware of, obtained knowledge of, or received notification of any offset or taking of any credit, discount or reduction of any order or invoice price as a result of any default or breach of any “fill” obligations under any Fill Rate Contract.

8.16 Payable Practices. No Borrower or Guarantor has made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.17 OFAC. No Borrower, any Subsidiary of Borrower or any Affiliate of Borrower: (a) is a Sanctioned Person, (b) has more than ten (10%) percent of its assets in Sanctioned Entities, or (c) derives more than ten (10%) percent of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

8.18 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.19 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

8.20 Common Enterprise. The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of Borrowers as a whole and the successful operation of each of the Borrowers is dependent on the successful performance and operation of the other Borrowers. Each Borrower expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from successful operations of the other Borrowers. Each Borrower expects to derive benefit (and the boards of directors or other governing body of each

Borrower has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Borrower has determined that execution, delivery, and performance of this Agreement and any other Financing Agreements to be executed by such Borrower is within its purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.

8.21 The Customer 2 Factoring Agent Discount Documents. The Customer 2 Factoring Agent Discount Documents, the UCC-1 financing statement between Customer 2 Factoring Agent, as secured party, and Lighting Science, as debtor, and the Customer 2 Factoring Agent Intercreditor Agreement are the only agreements, documents or instruments to be executed and delivered by Borrowers or any other Obligor on or before the date hereof in connection with the transactions contemplated by the Customer 2 Factoring Agent Discount Documents. Borrowers and the other Obligors shall obtain the prior written consent of Agent if any additional document or agreement is executed or delivered by Borrowers or any other Obligor with, to or in favor of Customer 2 Factoring Agent.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence.

(a) Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate, limited liability company or limited partnership (as applicable) existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, except as to any Guarantor as permitted in Section 9.7 hereto.

(b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days’ prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the certificate of incorporation, articles of association, certificate of formation, by laws, limited liability agreement, limited partnership agreement or other organizational documents of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or formation of such Borrower or Guarantor as soon as it is available.

(c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure unless Administrative Borrower has given Agent thirty (30) days (or such shorter period of time as Agent may agree to in writing) prior written notice thereof and such Borrower or Guarantor has taken (or caused to be taken) all steps required by Agent with respect thereto (including without limitation all steps required by Agent to maintain the priority and effectiveness of Agent’s lien on the Collateral); provided, that, no Borrower or Guarantor shall change its jurisdiction of incorporation or organization to a jurisdiction or location from (i) the continental United States to outside of the continental United States or (ii) one country to another country.

9.2 New Collateral Locations. Each Borrower and Guarantor may only open any new location within the continental United States provided such Borrower or Guarantor (a) gives Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

9.3 Compliance with Laws, Regulations, Etc.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority.

(b) Borrowers and Guarantors shall give written notice to Agent immediately upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, any of the following that has or could reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non-compliance, with any Environmental Law, Borrowers shall, at Agent’s request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d) Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Each Borrower and Guarantor shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Agent harmless with respect to the foregoing, and to repay to Agent, for the benefit of Lenders, on demand the amount thereof, and until paid by such Borrower or Guarantor such amount shall be added and deemed part of the Loans; provided, that, nothing contained herein shall be construed to require any Borrower or Guarantor to pay any income or franchise taxes attributable to the income of Lenders from any amounts charged or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement to the extent required by GAAP.

9.5 Insurance. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies with respect to the Collateral and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates (it being understood and agreed that, on or before the renewal of such insurance on October 31, 2011, Borrowers and Guarantors shall use commercially reasonable efforts to deliver to Agent a replacement lender’s loss payable endorsement substantially in one of the forms attached as Exhibit 9.5 hereto or in such other form satisfactory to Agent as determined in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment). Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine. Upon application of such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.

9.6 Financial Statements and Other Information.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrower shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agent, the following:

(i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrowers, Guarantors and their respective Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Administrative Borrower, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers and Guarantors were in compliance with the covenants set forth in Section 9.17 of this Agreement for such month, and

(ii) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrowers, Guarantors and their respective Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrowers, Guarantors and their respective Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Administrative Borrower and acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Borrowers, Guarantors and their respective Subsidiaries as of the end of and for the fiscal year then ended, and

(iii) at such time as available, but in no event later than thirty (30) days prior to the end of each fiscal year (commencing with the fiscal year of Borrowers ending December 31, 2011),

projected consolidated and consolidating financial statements (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, statements of shareholders’ equity and availability projections) of Borrowers and Guarantors for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request. Such projected financial statements shall be prepared on a monthly basis for the next succeeding year. Such projections shall represent the reasonable best estimate by Borrowers and Guarantors of the future financial performance of Borrowers, Guarantors and their respective Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers and Guarantors believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements). Each year Borrowers shall provide to Agent a semi-annual update with respect to such projections or at any time a Default or Event of Default exists or has occurred and is continuing, more frequently as Agent may require.

(b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $250,000 or which if adversely determined could reasonably be expected to result in a Material Adverse Effect, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $250,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c) Promptly after the sending or filing thereof, Borrowers shall send to Agent copies of (i) all reports which Borrowers, Guarantors or any of their Subsidiaries sends to its or their security holders generally, (ii) all reports and registration statements which Borrowers, Guarantors or any of its or their Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and such other reports as Agent may hereafter specifically identify to Administrative Borrower that Agent will require be provided to Agent, (iii) all press releases and (iv) all other statements concerning material changes or developments in the business of a Borrower or Guarantor made available by any Borrower or Guarantor to the public.

(d) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers’ expense, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Agent and Lenders such information as they may have regarding the business of any Borrower and Guarantor. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly:

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it; except, that, any Borrower or Guarantor may merge with and into or consolidate with any other Borrower or Guarantor (including any such Borrower or Guarantor that only becomes a Borrower or Guarantor after giving effect to such merger or consolidation subject to the conditions set forth herein) so long as (i) no Event of Default shall have occurred and be continuing, (ii) Administrative Borrower shall give Agent at least ten (10) Business Days prior notice thereof, which notice shall set forth in detail reasonably satisfactory to Agent, the persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (iii) if a Borrower is a party to such merger or consolidation with a Guarantor, that Borrower shall be the surviving entity, (iv) no Borrower or Guarantor shall merge or consolidate with a Borrower or Guarantor that exists under the laws of a country different than the country in which such Loan Party exists and (v) prior to such merger or consolidation Borrowers and Guarantors have taken (or caused to be taken) all steps required by Agent in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment with respect thereto (including without limitation all steps required by Agent to maintain Agent’s liens on the Collateral granted by Borrowers and Guarantors, as well as the priority and effectiveness of such liens);

(b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Equity Interests or Indebtedness to any other Person or any of its assets to any other Person, except for:

(i) sales of Inventory in the ordinary course of business,

(ii) the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor); provided, that, Administrative Borrower shall provide Agent with five (5) Business Days’ prior written notice of the sale or other disposition of Equipment having an aggregate fair market value in excess of, individually or cumulatively with other Equipment, $300,000,

(iii) the issuance and sale by any Borrower or Guarantor of Equity Interests of such Borrower or Guarantor after the date hereof (other than any Specified Issuance); provided, that, (A) Agent shall have received not less than five (5) Business Days’ prior written notice of such issuance and sale by such Borrower or Guarantor, which notice shall specify the parties to whom such Equity Interests are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such Equity Interests and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) except as Agent may otherwise agree in writing, such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Equity Interests, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letters of Credit or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Equity Interests in effect on the date hereof, (D) except as Agent may otherwise agree in writing, all of the proceeds of the sale and issuance of such Equity Interests shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

(iv) any of the Specified Issuances; provided, that, (A) Administrative Borrower shall have provided, and Agent shall have received, written notice at least thirty (30) days after any such Specified Issuance by such Borrower or Guarantor, which notice shall specify the parties to whom such Equity Interests were sold, the terms of such sale, the total amount realized from the issuance and sale of such Equity Interests and the net cash proceeds received by such Borrower or Guarantor from such sale, (B) except as Agent may otherwise agree in writing, such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Equity Interests, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letters of Credit or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Equity Interests in effect on the date hereof, (D) except as Agent may otherwise agree in writing, all of the proceeds of the sale and issuance of such Equity Interests shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine and (E) after giving effect thereto, no Change of Control or other Event of Default shall exist or have occurred,

(v) the issuance of Equity Interests of any Borrower or Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants; provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Equity Interests pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default, and

(vi) sales of Customer 2 Accounts only by Borrowers to Customer 2 Factoring Agent in accordance with the terms and conditions of the Customer 2 Factoring Agent Discount Documents (as in effect on the date hereof) so long as the following terms and conditions are satisfied as determined by Agent: (A) the sale or transfer of the Customer 2 Accounts to Customer 2 Factoring Agent shall be without any recourse, offset or claim of any kind or nature to or against Borrowers, Obligors or Agent, (B) Agent shall have received, in form and substance reasonably satisfactory to Agent: (1) a true, correct and complete copy of any Customer 2 Factoring Agent Discount Document, duly authorized, executed and delivered by Customer 2 Factoring Agent and Borrowers, (2) the Customer 2 Factoring Agent Intercreditor Agreement, duly authorized, executed and delivered by Customer 2 Factoring Agent and Borrowers, and (3) evidence, in form and substance satisfactory to Agent, that Agent has access at all times (other than during network outages that may occur in the ordinary course) to the Customer 2 Factoring Agent System for the purposes of, among other things, reviewing the details of any Customer 2 Accounts that have been purchased by Customer 2 Factoring Agent, (C) further sales of the Customer 2 Accounts will cease upon a written notice by Agent to Administrative Borrower of a Default or Event of Default, (D) Borrowers shall not, directly or indirectly, amend, modify, alter or change any terms of the Customer 2 Factoring Agent Discount Documents and (E) Borrowers shall furnish to Agent all notices or demands (if any) in connection with the arrangements made pursuant to the Customer 2 Factoring Agent Discount Documents either received by Borrowers or any other Obligor or on its or their behalf, promptly after receipt thereof, or sent by Borrowers or any other Obligor or its or their affiliates or on its or their behalf, concurrently with the sending thereof, as the case may be; and

(c) wind up, liquidate or dissolve; except, that, any Guarantor may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Guarantor shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to a Borrower or a Guarantor, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets of such Guarantor to a Borrower, (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Guarantor to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

(d) agree to do any of the foregoing.

9.8 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a) the security interests and liens of Agent for itself and the benefit of Secured Parties;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

(f) pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

(g) pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance reasonably satisfactory to Agent;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

(i) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

(j) the security interests and liens in the Customer 2 Accounts in favor of Customer 2 Factoring Agent pursuant to the sales of Customer 2 Accounts under the Customer 2 Factoring Agent Discount Documents to the extent provided in, and in accordance with the terms and conditions of, Section 9.7(b)(vi) hereof; and

(k) the security interests and liens set forth on Schedule 8.4 to the Information Certificate.

9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations;

(b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c) guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of Lenders and the other Secured Parties;

(d) the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to loans by any Borrower or Guarantor permitted under Section 9.10(g) hereof;

(e) unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor) ; provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to its terms or, if requested by Agent in its discretion, pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance reasonably satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine or at Agent’s option, to be held as cash collateral for the Obligations, (v) in no event shall the aggregate principal amount of such Indebtedness incurred during the term of this Agreement exceed $500,000, (vi) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto; except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be; and

(f) the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof; except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

9.10 Loans, Investments, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Equity Interests or Indebtedness or all or a substantial part of the assets or property of any person (other than any Borrower or Guarantor as expressly permitted under Section 9.11(a) hereof), or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in cash or Cash Equivalents; provided, that, (i) no Loans are then outstanding and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c) the existing equity investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries; provided, that, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(d) loans and advances by any Borrower or Guarantor to employees of such Borrower or Guarantor not to exceed the principal amount of $250,000 in the aggregate at any time outstanding for: (i) reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower or Guarantor and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(e) stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Agent may request;

(f) obligations of account debtors to any Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed;

(g) loans by a Borrower or Guarantor to another Borrower or Guarantor after the date hereof; provided, that:

(i) as to all of such loans, (A) within thirty (30) days after the end of each fiscal month, Borrowers shall provide to Agent a report in form and substance reasonably satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (B) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (C) as of the date of any such loan and after giving effect thereto, the Borrower or Guarantor making such loan shall be Solvent, and (D) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii) as to loans by a Guarantor to a Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance reasonably satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such

Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, and (C) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement, and

(iii) as to loans by a Borrower to a Guarantor or another Borrower, as of the date of any such loan and after giving effect thereto, (A) with respect to any such loans, Excess Availability shall be not less than $7,500,000, and (B) the aggregate principal amount of all Loans by Borrowers to any Guarantor shall not exceed, at any one time outstanding, $100,000, and to all Guarantors shall not exceed, at any one time outstanding, $200,000;

(h) the Series D Preferred Stock Conversion;

(i) the issuance of the Accrual Credits in accordance with the SPEARA as in effect on the date hereof and application thereof to pay for any portion of the exercise price of any outstanding Series D Warrant; and

(j) the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

9.11 Dividends and Redemptions. Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of Equity Interests of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Equity Interests (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing; except, that:

(a) any Borrower or Guarantor may (i) declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Equity Interests for consideration in the form of shares of common stock, (ii) issue the Accrual Credit in accordance with the SPEARA as in effect on the date hereof and (iii) conduct the Series D Preferred Stock Conversion (so long as, in each case under this Section 9.11(a), after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

(b) Borrowers and Guarantors may pay dividends to the extent permitted in Section 9.12 below;

(c) any Subsidiary of a Borrower or Guarantor may pay dividends to a Borrower; and

(d) Borrowers and Guarantors may repurchase Equity Interests consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan; provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $250,000.

9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, directly or indirectly:

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower or Guarantor, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person; or

(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower or Guarantor, except (i) reasonable compensation to officers, employees and directors for services rendered to such Borrower or Guarantor in the ordinary course of business; (ii) regularly scheduled payments by Borrowers and Guarantors to Sponsor of the quarterly “Services Fees” (as defined in the Sponsor Management Agreement as in effect on the date hereof); provided, that, as of the date of any payment of such management fee, and after giving effect thereto, no Default or Event of Default shall exist or have occurred; (iii) advances or payments to or for the benefit of Lighting Science Mexico in the ordinary course of business for general operating, working capital and other proper corporate or limited liability company purposes (as applicable) of Lighting Science Mexico in an aggregate amount not to exceed (A) $500,000 in the aggregate from and after the date hereof through and including December 31, 2010, (B) with respect to the fiscal year ending 2011, $250,000 during any fiscal month of Borrowers and Guarantors and (C) with respect to the fiscal year ending 2012 and for each fiscal year thereafter, $250,000 (or such other amount agreed to by Agent in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment) during any fiscal month of Borrowers and Guarantors; (iv) advances or payments to or for the benefit of any Subsidiaries of Borrowers (other than Lighting Science Mexico and any Subsidiary of Borrowers that is a Guarantor) in the ordinary course of business for general operating, working capital and other proper corporate or limited liability company purposes (as applicable) of such Subsidiaries in an aggregate amount not to exceed (A) with respect to the fiscal years ending 2010 and 2011, $250,000 during any fiscal month of Borrowers and Guarantors, and (B) with respect to the fiscal year ending 2012 and for each fiscal year thereafter, $250,000 (or such other amount agreed to by Agent in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment) during any fiscal month of Borrowers and Guarantors; or (v) so long as a Borrower or Guarantor is treated as a flow-through entity for tax purposes, such Borrower or Guarantor may distribute to its parent, to the extent actually payable by such parent to the applicable taxing authority, with respect to each taxable year an aggregate amount equal to the product of (A) the maximum combined federal and state income tax rate applicable to corporations doing business in the state to which such parent allocates at least ten (10%) percent of its taxable income and which has the highest such rate (or the state in which such parent allocates more income than any other state, if it doesn’t allocate at least ten (10%) percent of its taxable income to any state) multiplied by (B) the excess of the taxable income of such parent for such taxable year over the taxable losses of such parent for all prior taxable years that have not previously been used to reduce taxable income pursuant to this clause (b)(iii).

9.13 Compliance with ERISA. Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (h) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.14 End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30, and December 31 of each year.

9.15 Change in Business. Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

9.16 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or

Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17 Financial Covenants.

(a) Minimum EBITDA. Commencing with the fiscal month ending January 31, 2011, if a Financial Covenant Trigger Event shall occur and is continuing, as of the end of each month commencing with the month immediately preceding the month in which a Financial Covenant Trigger Event occurs, Borrowers shall maintain, on a consolidated basis, EBITDA in an amount per month equal to amount set forth on Schedule 9.17(a) hereto for the applicable period set forth opposite thereto.

(b) Minimum Excess Availability. At all times, (i) if the Borrowing Base is less than the Maximum Credit, Borrowers and Guarantors shall maintain, on a consolidated basis, Excess Availability of not less than $4,000,000, and (ii) if the Borrowing Base is greater than the Maximum Credit (such excess being the “Borrowing Base Excess”), Borrowers and Guarantors shall maintain, on a consolidated basis, Excess Availability of not less than an amount equal to $4,000,000 minus the amount of Qualified Cash (up to the lesser of (A) the Borrowing Base Excess and (B) $4,000,000) included in the Borrowing Base for which no loans are outstanding. For the purposes of calculating minimum Excess Availability under this Section 9.17(b) only, and not for any other purpose under this Agreement whatsoever, all Loans outstanding at any given time hereunder shall first be deemed to be Loans made against Eligible Accounts and Eligible Inventory and second against Qualified Cash.

(c) Equity Cure Rights. Notwithstanding anything to the contrary contained in Section 9.17(a) above, in the event that Borrowers, after the occurrence and during the continuance of a Financial Covenant Trigger Event, fail to comply with Section 9.17(a) for any applicable period set forth therein (each such period, a “Testing Period”), so long as (i) not later than the earlier to occur of (A) five (5) Business Days after Agent has received the Compliance Certificate for the applicable Testing Period (the “Non-compliant Testing Period”) or (B) the fifth (5th) Business Day of the second (2nd) month immediately following such Non-compliant Testing Period, Sponsor (or such other Person(s) designated in writing by Sponsor and satisfactory to Agent as determined in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment) shall have delivered to Agent a notice of its unconditional commitment to (1) provide additional cash contributions to Borrowers’ as equity capital, or (2) pledge to Agent, for itself and on behalf of the Secured Parties, as collateral security for the Obligations (in each case, the “Cure Right”), the amount of not less than $5,000,000 (the “Cure Amount”), and (ii) not later than the earlier to occur of (A) ten (10) Business Days after Agent has received the Compliance Certificate for the Non-compliant Testing Period or (B) the tenth (10th) Business Day of the second (2nd) month immediately following such Non-compliant Testing Period (the “Cure Standstill Period”), Sponsor (or such other Person(s) designated in writing and satisfactory to Agent as determined in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment) shall have (1) delivered to Agent evidence, reasonably satisfactory to Agent, that it has in fact funded additional cash contributions to Borrowers’ as equity capital in an aggregate amount of not less than the Cure Amount, or (2) delivered to Agent the Cure Amount in cash or other immediately available funds, which Cure Amount shall be held by Agent in such account designated by Agent, together with such documentation satisfactory to Agent supporting the grant to Agent of a first priority security interest in, and lien upon, the Cure Amount (including, without limitation, a limited recourse guarantee, cash collateral pledge agreement and such other documents satisfactory to Agent), then the financial covenant contained in Section 9.17(a) shall be recalculated for the Non-compliant Testing Period and for each Testing Period that occurs during the twelve (12) months immediately following the first (1st) day of the Non-compliant Testing Period (collectively, together with the Non-compliant Testing Period, the “Affected Testing Periods”) by giving effect to the following pro forma adjustments:

1. EBITDA shall be increased on a dollar-for-dollar basis by the Cure Amount for each of the Affected Testing Periods solely for the purpose of measuring compliance with Section 9.17(a) with respect to each of the Affected Testing Periods and not for any other purpose under this Agreement; and

2. if, after giving effect to the recalculation of EBITDA provided for in clause (A) immediately above, Borrowers shall then be in compliance with Section 9.17(a) for the Non-compliant Testing Period, then Borrowers shall be deemed to have fully complied with Section 9.17(a) for the Non-compliant Testing Period with the same effect as though such non-compliance with respect to the Non-compliant Testing Period had not occurred, and such non-compliance shall be deemed cured for the purposes of this Agreement (the “Equity Cure”).

Notwithstanding the foregoing, (a) Borrowers and Sponsor (or such other Person(s) designated in writing by Sponsor and satisfactory to Agent as determined in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment) shall not be entitled to exercise the Cure Right on more than three (3) occasions during any calendar year of Borrowers, and (b) prior to the occurrence of an Equity Cure permitted hereunder with respect to any Non-compliant Testing Period, Borrowers’ non-compliance with Section 9.17(a) shall in all events constitute an Event of Default hereunder, and Agent and Lenders shall, at any time from and after the expiration of the Cure Standstill Period, be entitled to exercise any and all of their respective rights and remedies arising with respect to such Event of Default in accordance with the terms and conditions of this Agreement and the other Financing Agreements. Such rights and remedies include, without limitation, the right to cease making any additional Loans or issuing, or arranging for the issuance of, Letters of Credit.

9.18 License Agreements.

(a) Each Borrower and Guarantor shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.18(b) below, such Borrower or Guarantor may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Borrower or Guarantor; provided, that, such Borrower or Guarantor (as the case may be) shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by such Borrower or Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and every other notice and other communication received or delivered by such Borrower or Guarantor in connection with any material License Agreement which relates to the right of such Borrower or Guarantor to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or Guarantor or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b) Each Borrower and Guarantor will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that such Borrower or Guarantor does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of such Borrower or Guarantor to extend or renew any material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

9.19 Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public

Law 107-56). None of Borrowers or any of their Subsidiaries or other Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or, to the best of their knowledge after due investigation, engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.20 Costs and Expenses. Borrowers and Guarantors shall pay to Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any Issuing Bank in connection with any Letter of Credit; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $125 per person per hour); and (g) the fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

9.21 Further Assurances. At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letters of Credit contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letters of Credit until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) (i) any Borrower fails to pay any of the Obligations when due or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.13, 9.14, 9.15, and 9.16 of this Agreement and such failure shall continue for ten (10) days; provided, that, such ten (10) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Guarantor of any such covenant or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above and such failure shall continue for thirty (30) days;

(b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d) any judgment for the payment of money is rendered against any Borrower or Guarantor in excess of $250,000 in any one case or in excess of $500,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any of the Collateral having a value in excess of $250,000;

(e) any Guarantor (being a natural person or a general partner of an Guarantor which is a partnership) dies or any Borrower or Guarantor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f) any Borrower or Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Obligor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or any Borrower or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Obligor or for all or any part of its property;

(i) any default in respect of any Indebtedness of any Borrower or Obligor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $250,000, which default continues for more than the applicable cure period, if any, with respect thereto or any default by any Borrower or Obligor under any Material Contract (other than any Fill Rate Contract), which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto, which default permits the other party thereto to terminate such Material Contract prior to its stated termination date;

(j) with respect to any Fill Rate Contract, Agent shall have notified Administrative Borrower in writing that an Event of Default exists as a result of: (i) the receipt by any Borrower or Guarantor of notification of any default or breach in respect of any “fill” obligations under any Fill Rate Contract or receipt of notification terminating or purporting to terminate any Fill Rate Contract, or (ii) the offset or taking by any Person party to a Fill Rate Contract of any credit, discount or reduction of any order or invoice price as a result of any default or breach of any “fill” obligations under any Fill Rate Contract;

(k) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(l) there shall occur an ERISA Event;

(m) there shall occur a Change of Control;

(n) the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower or Guarantor of which any Borrower, Guarantor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Borrower or Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $200,000 or (ii) any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business;

(o) there shall occur a Material Adverse Effect; or

(p) there shall be an event of default (after giving effect to any applicable grace periods) under any of the other Financing Agreements.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Obligor to collect the Obligations without prior recourse to the Collateral. Without limiting the generality of the foregoing, Borrowers and Guarantors hereby expressly acknowledge, confirm and agree that the declaration of an Event of Default under Section 10.1(j) above shall be in the sole and absolute discretion of Agent, and any delay or passage of time in the declaration by Agent of such Event of Default shall not prejudice or otherwise affect the right of Agent to declare such Event of Default at any time after the occurrence of such events giving rise to an Event of Default under Section 10.1(j) above.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and Issuing Bank to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).

(c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Guarantors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to Issuing Bank to be used to secure and fund the reimbursement obligations to Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Agent for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.

(d) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f) For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, tradenames, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g) At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonably attorneys’ fees and expenses.

(h) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans to be made by Agent and Lenders or Letters of Credit to be issued by Issuing Bank and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) Borrowers, Guarantors, Agent, Lenders and Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York and the United States District Court for the Southern District of New York, whichever Lender may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except, that, Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d) BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent, Lenders and Issuing Bank shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, such Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent, Lenders and Issuing Bank shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender, Issuing Bank nor any representative, agent or attorney acting for or on behalf of Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, Lenders and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, Lenders and Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower and such amendment, waiver, discharge or termination shall be effective and binding as to all Lenders and Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby,

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

(iv) reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

(v) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vi) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agent and all of Lenders, or

(vii) increase the advance rates constituting part of the Borrowing Base or increase the Inventory Loan Limit or the Letter of Credit Limit, without the consent of Agent and all of Lenders.

(b) Agent, Lenders and Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Wells Fargo or, so long as no Event of Default has occurred and is continuing, Administrative Borrower, shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wells Fargo or, so long as no Event of Default has occurred and is continuing, Administrative Borrower, as applicable, of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wells Fargo or such Eligible Transferee as Wells Fargo or, so long as no Event of Default has occurred and is continuing, Administrative Borrower, as applicable, may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Wells Fargo or, so long as no Event of Default has occurred and is continuing, Administrative Borrower, as applicable, shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender); except, that, on the date of such purchase and sale, Wells Fargo, or such Eligible Transferee specified by Wells Fargo or, so long as no Event of Default has occurred and is continuing, Administrative Borrower, as applicable, shall pay to the Non-Consenting Lender (except as Wells Fargo or, so long as no Event of Default has occurred and is continuing, Administrative Borrower, as applicable, and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee), minus (iii) the amount of the closing fee received by the Non-Consenting Lender pursuant to the terms hereof or of any of the other Financing Agreements multiplied by the fraction, the numerator of which is the number of months remaining in the then current term of the Credit Facility and the denominator of which is the number of months in the then current term thereof. Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3. The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section; provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents. Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

(e) The consent of Agent and a Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Borrower or a Guarantor or other Bank Products as set forth in Section 6.4(a) hereof.

11.4 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, each Lender and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonably attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel; except, that, Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. THE AGENT

12.1 Appointment, Powers and Immunities. Each Lender and Issuing Bank irrevocably designates, appoints and authorizes Wells Fargo to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance reasonably satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.

(b) Except with the prior written consent of Agent, no Lender or Issuing Bank may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor.

12.4 Wells Fargo in its Individual Capacity. With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as Wells Fargo shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wells Fargo in its individual capacity as Lender hereunder. Wells Fargo (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wells Fargo and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification. Lenders agree to indemnify Agent and Issuing Bank (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.

12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Loans. Agent shall not make any Revolving Loans or Issuing Bank provide any Letter of Credit to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit would cause the aggregate amount of the total outstanding Revolving Loans and Letters of Credit to Borrowers to exceed the Borrowing Base, without the prior consent of all Lenders; except, that, Agent may make such additional Revolving Loans or Issuing Bank may provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit will cause the total outstanding Revolving Loans and Letters of Credit to such Borrower to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion; provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letters of Credit to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten (10%) percent of the Maximum Credit and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.

12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:.

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Borrowers, Guarantors and their respective Subsidiaries received by Agent;

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations; provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the additional Loans and Letters of Credit which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the amount equal to ten (10%) percent of the Maximum Credit and (B) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the Loans and Letters of Credit, shall not exceed the Maximum Credit, except at Agent’s option; provided, that, to the extent that the aggregate principal amount of Special Agent Advances plus the then outstanding principal amount of the Loans and Letters of Credit exceed the Maximum Credit the Special Agent Advances that are in excess of the Maximum Credit shall be for the sole account and risk of Agent and notwithstanding anything to the contrary set forth below, no Lender shall have any obligation to provide its share of such Special Agent Advances in excess of the Maximum Credit, or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to Issuing Bank in respect of any Letter of Credit Obligations. The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Base Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.11, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City, New York time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.

(b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $5,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section. In no event shall the consent or approval of Issuing Bank to any release of Collateral be required. Nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release of any Collateral or termination of security interests in any Collateral.

(c) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d) Agent shall have no obligation whatsoever to any Lender, Issuing Bank or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender or Issuing Bank.

12.12 Agency for Perfection. Each Lender and Issuing Bank hereby appoints Agent and each other Lender and Issuing Bank as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender and Issuing Bank hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender or Issuing Bank obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Administrative Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Administrative Borrower, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14 Other Agent Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the “Maturity Date”). In addition, Administrative Borrower (on behalf of Borrowers) may terminate this Agreement at any time upon thirty (30) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance reasonably satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including reasonably attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon (New York City, New York time).

(b) No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

(c) If for any reason this Agreement is terminated prior to the Maturity Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Lender’s lost profits as a result thereof, Borrowers agree to pay to Agent, for the benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to

Amount	Period

(i) 2% of Maximum Credit	From the date hereof to and including the first anniversary of the date hereof.

(ii) 1% of Maximum Credit	After the first anniversary of the date hereof to and including the second anniversary of the date hereof.

(iii) 0.50% of Maximum Credit	After the second anniversary of the date hereof to but not including the third anniversary of the date hereof.

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers and Guarantors agree that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrowers hereunder and the interest, fees and other charges that are reasonably expected to be received by Agent and Lenders pursuant to the Credit Facility). In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to any Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.

Notwithstanding the foregoing, Borrowers shall not be required to pay the early termination fee as set forth in this Section 13.1(c) if, after the date that is eighteen (18) months after the date hereof, this Agreement is terminated and all Obligations are repaid in full in accordance with the terms hereof with the initial proceeds of loans made under an asset-based revolving credit facility among Borrowers and a commercial banking office of Wells Fargo.

13.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to any Borrower, any Guarantor, any Obligor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.

(h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrowers, Guarantors and their respective Subsidiaries most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3 Notices.

(a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Administrative Borrower, any Borrower or any Guarantor:

Lighting Science Group Corporation

1227 South Patrick Drive, Building 2A

Satellite Beach, Florida 32937

Attention: Greg Kaiser, CFO

Telephone No.: 321-779-5537

Telecopy No.: 321-779-5521

E-mail: greg.kaiser@lsgc.com

If to Agent, Lenders or Issuing Bank:

Wells Fargo Bank, National Association

110 East Broward Boulevard, Suite 1100

Ft. Lauderdale, Florida 33301

Attention: Portfolio Administrator - Lighting Science

Telephone No.: 954-847-3630

Telecopy No.: 877-489-4711

E-mail: gary.dixon@wellsfargo.com

E-mail: wanda.alverio@wellsfargo.com

(b) Notices and other communications to Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent; provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Confidentiality.

(a) Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower to Agent, such Lender or Issuing Bank; provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent, such Lender or Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or Issuing Bank or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant), Issuing Bank or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent, any Lender, Participant (or prospective Lender or Participant) or Issuing Bank.

(b) In the event that Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender or Issuing Bank, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank, Agent or such Lender or Issuing Bank will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s or Issuing Bank’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank.

(c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent, any Lender (or any Affiliate of any Lender) or Issuing Bank on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent, any Lender or Issuing Bank to return any materials furnished by a Borrower or Guarantor to Agent, a Lender or Issuing Bank or prevent Agent, a Lender or Issuing Bank from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent, Lenders and Issuing Bank under this Section 13.5 shall supersede and replace the obligations of Agent, Lenders and Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender. In addition, Agent and Lenders may disclose information relating to the Credit Facility to Gold Sheets and other publications, with such information to consist of deal terms and other information customarily found in such publications and that Wells Fargo may otherwise use the corporate name and logo of Borrowers and Guarantors or deal terms in “tombstones” or other advertisements, public statements or marketing materials.

(d) Agent and Lenders may share with their respective Affiliates any information relating to the Credit Facility and Borrowers and Guarantors. Agent and Lenders may disclose information relating to the Credit Facility to Gold Sheets and other similar bank trade publications with such information to consist of deal terms and other information customarily found in such publications. In addition, Agent and Lenders and their respective Affiliates may otherwise use the corporate names, logos and other insignia of Borrowers and Guarantors in “tombstones” or other advertisements or public statements or other marketing materials of Agent and Lenders and their respective Affiliates.

(e) Solely with respect to any material intellectual property agreements that are clearly and conspicuously marked as confidential at the time such agreements are furnished by Borrowers and Guarantors to Agent and Lenders, the obligations of Agent and Lenders under this Section 13.5 with respect to the confidentiality of such material intellectual property license agreements shall survive the termination or non-renewal of this Agreement unless such material intellectual property agreements have been returned to Borrowers and Guarantors, and shall be subject to the disclosure requirements under this Section 13.5.

13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Issuing Bank, Borrowers, Guarantors and their respective successors and assigns; except, that, Borrowers may not assign their rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent, Lenders and Issuing Bank with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7 Assignments; Participations.

(a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a

Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g) Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers (or Administrative Borrower on behalf of Borrowers) shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

(h) Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 13.7. If such Issuing Bank ceases to be Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9 USA Patriot Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

13.10 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

AGENT		BORROWER

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent		LIGHTING SCIENCE GROUP CORPORATION, as Borrower

By:	/s/ Eric A. Anderson	By:	/s/ Gregory T. Kaiser
Name:	Eric A. Anderson	Name:	Gregory T. Kaiser
Title:	Vice President	Title:	Chief Financial Officer

ISSUING BANK		GUARANTORS

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Bank		BIOLOGICAL ILLUMINATION, LLC, as Guarantor

By:	/s/ Eric A. Anderson	By:	/s/ Fred Maxik
Name:	Eric A. Anderson	Name:	Fred Maxik
Title:	Vice President	Title:	Manager

LENDER

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender		LSGC, LLC, as Guarantor
By: Lighting Science Group Corporation, its sole member

By:	/s/ Eric A. Anderson	By:	/s/ Gregory T. Kaiser
Name:	Eric A. Anderson	Name:	Gregory T. Kaiser
Title:	Vice President	Title:	Assistant Secretary

Commitment: $15,000,000

[Signature Page to Loan and Security Agreement]